UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On December 6, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Urges Stockholders of AIM Immunotech to Vote the Gold Card

ISS Notes Need for Significant Board Change at AIM Due to Clinical Failure and Lack of Transparency

According to ISS – “There is no question that for shareholders to have any hope of not losing 100 percent of their investment, significant change is needed”1

ISS Recommends to Vote on the Kellner Group’s GOLD Card for Ted Kellner and Paul Sweeney

ISS Recommends Against Votes for Thomas Equels and Stewart Appelrouth

ISS Further States – “Equels appears to be the most directly responsible for the company’s failings” 2

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

Kellner Group has Clear Plan to Stabilize AIM and Create Value

New York, New York, December 6, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issue the following press release in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM).

Leading Independent Proxy Advisory Firm Noted Massive Failures under Incumbent Board and Need for Significant Change

Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, noted the following in its report:3

•	“AIM shareholders have suffered significant losses, the company is running low on cash, and the board’s track record and stated plan does not inspire confidence.”

•

“Since Equels and Mitchell became CEO and chairman in 2016, the company has failed to demonstrate progress on the most advanced opportunities that it had at that time, instead pivoting to other prospects at various points in time, and appears to have not brought a single project to completion for at least 10 years. As a result, AIM’s shares are down 99.7 percent over this period and there may be a liquidity crisis as soon as next quarter.”

[1]	Permission to use quotations from ISS was neither sought nor obtained. Emphasis added.
[2]	Permission to use quotations from ISS was neither sought nor obtained. Emphasis added.
[3]	Permission to use quotations from ISS was neither sought nor obtained. Emphasis added.

•

“[T]here needs to be evidence that the board and management have the expertise and sense of urgency to advance the company’s potential products and the skills to manage the company’s resources . . . In this case, despite having a promising product with “multiple shots on goal,” Equel[s] and the board’s value-add in advancing it to a stage that could benefit shareholders is unclear. The company’s transparency in explaining its role in these trials makes it difficult for investors to evaluate the potential long-term shareholder value.”

•

“In addition, while the bubbles indicating the stages of trials appear to show a number of projects in Phase 2, during engagement with ISS, the CEO indicated that was not the case. For example, Duripanc is in Phase 1. The lack of transparency gives the impression that the company’s pipeline is more advanced and that the company is more involved than it actually is.”

•	“It is worth noting that the company has never been able to obtain FDA approval through its history.”

•

“In addition to destroying shareholder value and failing to provide any evidence that it could be successful in generating a successful outcome in any of Ampligen’s listed potential indications, the board has demonstrated a staggering disregard for shareholder feedback on its governance failings.”

•	“In selecting which incumbents to replace, Equels appears to be the most directly responsible for the company’s failings since his appointment at CEO.”

•	“There is no question that for shareholders to have any hope of not losing 100 percent of their investment, significant change is needed.”

Stockholders Must Elect Each of the Kellner Group Nominees for Real Change

There is no question that significant change is needed as a result of the incumbent Board’s massive failures and malfeasance, and we do not think the change that is needed can occur if any incumbent Board members remain. In addition to Equels and Appelrouth who ISS recommends voting against, Mitchell and Bryan also need to be removed so that the Kellner Group can effect real change.

Mitchell, in particular, as chairman and the longest serving incumbent (serving for 26 years and previously serving as far back as 1987 when the Ampligen program originated), and one of the directors found by the Delaware Supreme Court to have breached his fiduciary duty of loyalty to stockholders, bears significant responsibility for AIM’s massive failures. And Bryan, while a newer Board member, was hand-selected by Equels without any independent search and had a pre-existing relationship with Equels and AIM. In addition, Bryan, as chair of the compensation committee, recently awarded Equels and Rodino almost 900,000 shares of fully vested AIM stock before the record date for this annual meeting, with the knowledge of an impending proxy contest, as an advance on future salary – a clear continuation of the incumbent Board’s improper purpose and attempt to pad their vote to keep the four entrenched AIM directors in power.4

We do not think any of the entrenched incumbent directors – Equels, Appelrouth, Mitchell or Bryan—will support the drastic change that is required for AIM to be successful. Each of them is responsible for the destruction of stockholder value and gross waste that has resulted from their outrageous self-interested entrenchment campaign, with an improper purpose in breach of their fiduciary duties to stockholders, that we estimate has squandered approximately $15 to $20 million in the past two-plus years.5

The end result is that AIM has not progressed its clinical program and no longer has the funds to do so. There is substantial doubt about AIM’s ability to continue as a going concern and AIM does not comply with the minimum equity standards of the NYSE American and is functionally insolvent.6 The incumbent Board put AIM in this position.

[4]	Kellner Group Definitive Proxy Statement on Schedule 14A filed on November 6, 2024 (the “Proxy Statement”), pg. 18.
[5]

Represents Kellner Group estimate based on increase in Company’s G&A expense from 2021 to 2023 and explanations provided as disclosed in AIM’s Annual Reports on Form 10-K for past two years, together with continued elevated G&A expenses in 2024 to date as disclosed AIM’s most recent Quarterly Report on Form 10-Q.

[6]	See the Condensed Consolidated Balance Sheets included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 14, 2024.

It is absolutely necessary that the Kellner Group Nominees control AIM’s Board so that we can begin a turnaround and finally start creating value for stockholders.

The Kellner Group Has a Clear Plan to Create Value for Stockholders

The incumbent Board has no plan to turn around AIM and stockholders’ fortunes. Their only plan is more of the same, maintaining control at all costs while the company founders and claiming progress is perpetually around the corner. But the incumbent Board has neither the data nor the credibility to back up that claim. After nearly nine years of control (and collectively involvement with AIM going back even longer), the results are clear and the incumbent Board has been a disaster.

The Kellner Group has a clear plan to stabilize AIM and finally start creating value for stockholders.

•

Given the tremendous damage that the incumbent Board has inflicted on AIM’s financial condition, it will be imperative for AIM to raise significant financing in a sustainable way. If this does not happen in the near term, there will be no future for AIM. The incumbent Board simply does not have the credibility, skills, networks or resources to raise the capital that AIM needs. Collectively, the Kellner Group Nominees have raised over $1.0 billion in investment capital in the past. The Kellner Group has the resources and networks to successfully raise funds and provide the necessary runway to finally start creating value for stockholders by investing in Ampligen.

•

Recently, as the incumbent Board has gotten increasingly desperate, they have criticized the relationship between Mr. Kellner and Mr. Sweeney. As clearly disclosed both in our proxy statement and in the nomination notice to AIM, they have a history of investing in each other’s projects and together.[7] But this is an odd criticism – AIM desperately needs financing because of the incumbent Board’s improper actions and a successful history of investing and raising funds together is exactly why stockholders should elect them.

•

This is just yet another misleading attempt to divert attention from the incumbent Board’s massive failures, similar to their false claim with no basis that the Kellner Group includes criminals or their false claim that Mr. Chioini was fired from Rockwell Medical or questioning his performance at Rockwell Medical. As we have stated before:

•

There are no other AIM stockholders or other third parties involved in the Kellner Group’s activities, nor were there any other AIM stockholders or other third parties involved in Mr. Kellner’s nominations and solicitation for AIM’s 2023 annual meeting of stockholders.

•

Mr. Chioini was not fired from Rockwell Medical. He received a significant financial payout pursuant to a settlement agreement after he and the CFO at the time filed a claim against conflicted directors. In fact, Mr. Chioini had great success at Rockwell Medical, a company he started, took public, grew to be the # 2 supplier in the US, with multiple manufacturing plants and 330 employees, that completed multiple large clinical studies and received four new FDA drug approvals, while also securing multiple licensing deals with multi-billion dollar large pharmaceutical companies and increasing the company market cap from almost nothing to $1 billion at its peak.

[7]	See the Proxy Statement, pg. 11, and Schedule 13D/A filed by Mssrs. Kellner, Deutsch and Sweeney on September 11, 2024, Exhibit 99.1.

•

This is an incumbent Board that has repeatedly tried to deceive stockholders about something as fundamental and obvious as AIM’s stock price, as they try to refute the absolute fact that they have overseen a massive 99+% decline in stock price. Nothing they say can be trusted.

•

We will lead a comprehensive review of both the available data on Ampligen and the status of the various ongoing and past trials. This work will begin right away and will proceed with the appropriate urgency. We intend to work with AIM’s existing personnel, but also utilize outside experts in oncology and other relevant fields. Our goal is to identify the most promising indications for Ampligen that can result in the most value for stockholders and invest in a focused company-sponsored clinical program. We will be transparent with stockholders about plans and communicate clear goals and timelines so that we can be held accountable.

•

The incumbent Board has criticized us for not laying out more specific plans for the development of Ampligen. But the reality is that the incumbent Board has made a mess of AIM’s clinical program and financial condition, and not been transparent about it. Before anything else can happen, we need to stabilize AIM and ensure that it has the financial resources to continue to function. That will allow us to lead the independent review of the clinical program and responsibly make informed strategic decisions about where to invest resources that we can stand behind. This is something that has not occurred under the incumbent Board.

More detailed information about our plans can be found here: https://www.globenewswire.com/news-release/2024/11/19/2983454
/0/en/Kellner-Group-Urges-Stockholders-of-AIM-Immunotech-to-Vote-Gold-Card-Now-for-Desperately-Needed-Change-to-the-AIM-Board.html .

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.